Exhibit 10.8

The English version of this document is a translation of the original version in Chinese. In the event of any discrepancies between the Chinese and English versions, the Chinese version shall prevail.

Premises Lease Contract

Lessor: Yi Kuan Co., Ltd. (hereinafter referred to as Party A)

This lease contract is between:

Lessee: Taiwan Liposome Company., Ltd. (hereinafter referred to as Party B)

This lease contract is entered into by and between Party A and Party B through negotiation regarding the premises lease, with the following terms:

Article I              Premises Location and Purpose of Use

1.	Address: 11th Floor-2, No. 3 Yuanqu Street, Nangang District, Taipei City
2.	Scope of Use: 11th Floor-2, No. 3 Yuanqu Street, Nangang District, Taipei City
3.	Lease Area: Subject to the certificate of possession (including underground level B1 parking spaces No. 196 and No. 197, and level B3 space No. 964)
4.	Purpose of Use: Business

Article II              Lease Term

From June 1, 2015 to May 31, 2021, a total of six years.

Article III            Rent and Security Deposit

1.	The rent is NTD 250,000 per month (including 5% tax).

(Party B shall, at the time of signing this contract, issue 12 checks to Party A as the rent for the first year, each dated the first day of each month)

2.	The security deposit is NTD 634,854 in total.
i.	Payment: Party B has already paid the security deposit to Party A on February 1, 2009.
ii.	Return: At termination or expiration of this lease contract, after Party B vacates and returns possession of the premises, and after deducting fees that Party B is required to pay, the remainder of the security deposit will be returned by Party A without interest.

Article IV             Limitations on Use

1.	Without Party A’s consent, Party B shall not sublease, lend, assign, or transfer the entirety or a portion of the premises, or otherwise allow others to use the premises.
2.	At the termination of this lease contract or the expiration of the lease term, Party B shall vacate the premises and return the possession to Party A. Party B shall neither refuse to do so or claim any rights in this regard, nor request Party A to pay any moving fees or any other fees.
3.	The use of the premises must be lawful. Unlawful uses are not permitted. Party B may not store its items in a way that may impact public safety.
4.	When decoration or repairs of the premises are necessary, Party B can only commence to do so after notifying Party A, provided that Party B may neither harm the safety of the original building structure, nor violate any construction related rules and regulations.
5.	Party B shall abide by the tenant rules of the leased premises.

Article V           Burden of Risk

1.	Where the leased premises are damaged due to Party B’s intentional or negligent acts, Party B is liable for any repairs or compensation for the damage.
2.	Where the leased premises are damaged due to reasons not attributable to Party B, Party A will be responsible for the repairs. Party B is entitled to terminate this lease contract if the repaired premises are not capable for use or not suitable for the intended purpose of use.
3.	In case of Party B has delayed in rent payment or is obligated to compensate Party for damages result from Party B’s inappropriate use of the premises, Party A is entitled to deduct the amount of rent and damages from the security deposit.

Article VI          Related Matters

1.	Party A is responsible for property tax. Party B is responsible for payment of water and electricity fees, management fees, telephone fees, and other expenses incurred from Party B’s using of the lease premises.
2.	Upon expiration or termination of the lease term, Party B shall settle with Party A to pay out the amount payable under this contract, or Party A may deduct such unpaid amount from the security deposit.
3.	When Party B moves out or the lease term expires, all furniture or other assorted items not vacated shall be deemed abandoned. It is agreed that Party A can dispose of these objects, and Party B shall not object thereto. If there are fees incurred as a result, Party B will pay according to the preceding paragraph.
4.

If a party intends to terminate the lease contract during the lease term, three months’ prior notice to the other party and such party’s consent is required. If Party B intends to terminate the contract early and moves to another location, a default penalty equivalent to three months’ rent shall be paid by Party B to Party A. If Party A intends to take back the premises before the expiration of the lease term, a default penalty equivalent to three months’ rent shall be paid by Party A to Party B.
5.	If both parties do not intend to renew the lease of these premises, they shall notify each other in writing or by letter three months prior to the expiration of the lease term.
6.	The security deposit paid by Party B will be returned to it by Party A, after Party B returns possession of the leased premises to Party A on the next day of the expiration of the lease term and settles and pays all payable water, electricity, and management fees. Water and electricity fees should be calculated according to a meter reading on the same day. Telephone fees shall be calculated as the amount accumulated prior to the same day. (In addition, the security deposit does not generate interest, nor is it used as rent payment. Party B shall register the company’s relocation before returning the possession and hand over the relocation documents to Party A.)

Article VII          Penalties for Breach of Contract

1.	If Party B does not use the premises according to the terms set forth herein, and fails to correct or does not fully correct such misconduct after being notified by Party A and upon expiration of the correction period given by Party A, Party A will be entitled to terminate this lease contract.
2.	On the next day after the termination of this lease contract or the expiration of the lease term, Party B shall vacate the premises and return the possession to Party A. Party B shall not refuse to do so or claim any rights in this regard. If Party B fails to vacate the premises and return the possession in time, Party A is entitled to charge Party B a default penalty amounts to two hundred percent of the rent until Party B vacates the premises.
3.	If any party breaches the contract, and thus causes damages to the other party’s legal rights, the defaulting party will compensate the other party for all damages and the litigation fees, lawyer’s fees (minimum standard charge evaluated by the tax authority) and other related costs.
4.	If both Party A and Party B breach the contract, any party is entitled to terminate the lease contract and claim for compensation for its damages (if any).

Article VIII         Matters Subject to Compulsory Enforcement

Upon the expiration of the lease term, the lessee shall pay rent and default payment and return the possession of the leased premises; or the lessor shall return the security deposit. Failure to perform such responsibilities will be subject to a compulsory enforcement.

Article IX            Miscellaneous

1.	Upon the expiration of the lease term or the termination of the lease contract, if being mutually agreed by both parties, the interior decorations and partitions may be retained.

IN WITNESS WHEREOF, the parties hereto have executed this lease contract with three copies, and each party holds one.

Lessor (Party A): Yi Kuan Technology Company Ltd.

Representative: Mao-Fu Lai

Government Uniform Invoice Number: 28734617

Address: 5th Floor, No. 10, Alley 6, Lane 45, Baoxing Road, Xindian District, New Taipei City

Phone Number: 0936033767

Lessee (Party B): Taiwan Liposome Company, Ltd.

Representative: Keelung Hong

Government Uniform Invoice Number: 16176150

Address: 11th Floor, No. 3 Yuanqu Street, Nangang District, Taipei City

Phone: (02)2655-7397

May 5, 2015